Exhibit 99.1

NEWS RELEASE

Coeur Rochester Receives Notice of Claim Dispute

COEUR D’ALENE, Idaho – December 5, 2011 – Coeur d’Alene Mines Corporation (NYSE: CDE, TSX: CDM) reports that Rye Patch Gold Corp. has challenged Coeur’s ownership of a substantial portion of its unpatented claims at its Rochester property located in northern Nevada. On December 5, 2011, Coeur filed a legal complaint in Pershing County, Nevada asserting that its unpatented claims are valid and that it has a valid possessory interest in such claims. The Company is seeking damages and an injunction preventing Rye Patch Gold from interfering with its claims.

The Company continues to review this matter and intends to vigorously defend its rights. The Company cannot predict the outcome of this matter, including legal outcomes and the likelihood of diminishment of its Rochester property package. However, the Company preliminarily estimates that the disputed claims may involve up to 20 percent of the Rochester property’s mineral reserves and a substantial amount of the property’s mineralized material.

At this time, operating activities at Rochester continue. Through the first nine months of 2011, Rochester produced approximately 1.0 million ounces of silver and 4,283 ounces of gold.

For Additional Information:

Investor Relations

Wendy Yang, (208) 665-0345

www.coeur.com

Cautionary Statement

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, production, reserves and mineralized material information and estimates regarding the Rochester silver-gold mine, the outcome of the legal and technical analysis of the Rochester property and unpatented claims, allegations of competing unpatented property claims and other third party characterizations, financial position of Coeur to pursue legal and technical undertakings, length of time to a resolution, and other statements in this release are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, the outcome of legal action, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.